Exhibit 99.1

Continuation Sheet

Designated Filer:  Broadview Capital Partners L.P.

Issuer & Ticker Symbol: Proxim Corporation  (PROX)

Date of Event Requiring Statement: December 12, 2003

Note (1): This statement is filed by Broadview Capital

Partners L.P., a Delaware limited partnership ("BCPLP"),

Broadview Capital Partners Qualified Purchaser Fund L.P., a

Delaware limited partnership ("BCPQPF"), Broadview Capital

Partners Affiliates Fund LLC, a Delaware limited liability

company ("BCPAF"), Broadview Capital Partners Management

LLC, a Delaware limited liability company ("BCPM"), BCI

Holdings LP, a Delaware limited partnership ("BCI

Holdings"), Broadview Holdings LLP, a Virginia limited

liability partnership ("Broadview Holdings"), Steven D.

Brooks, Stephen J. Bachmann and Paul Deninger (collectively

with Messrs. Brooks and Bachmann, the "Partners").

BCPLP, BCPQPF and BCPAF are collectively referred to

as "BCP."  BCPLP, BCPQPF, BCPAF, BCPM, BCI Holdings and

Broadview Holdings are collectively referred to as the

"Broadview Entities."  The Broadview Entities and the

Partners are collectively referred to as the "Reporting

Persons" in this statement.

 By making this filing, the Reporting Persons

acknowledge that they may be deemed to constitute a "group"

within the meaning of Section 13(d)(3) of the Securities

Exchange Act of 1934, as amended (the "Exchange Act"), in

connection with the securities of the Company.  Each

Reporting Person disclaims the existence of a "group" and

disclaims beneficial ownership of any securities (except to

the extent of such Reporting Person's pecuniary interest in

such securities) other than any securities reported herein

as being directly owned by such Reporting Person.

Note (2): On December 12, 2003, upon the approval by the

stockholders of Proxim Corporation (the "Company"), the

Secured Subordinated Promissory Notes in the aggregate

principal amount of $4,000,000 (the "2003 Notes") issued to

BCP on October 21, 2003 (the "2003 Initial Closing") became

exchangeable at any time at the option of BCP for shares of

Series B Convertible Preferred Stock of the Company, $0.01

par value per share (the "Series B Preferred Stock").  The

Series B Preferred Stock is convertible by a holder

immediately and at any time.  The 2003 Notes were issued

pursuant to that certain Amended and Restated Securities

Purchase Agreement, dated as of October 21, 2003, by and

among BCP, the Company and the other purchasers named

therein (the "2003 Amended and Restated SPA").  The 2003

Notes amended and restated the Secured Promissory Notes

(the "2003 Original Notes") issued to BCP on July 30, 2003

(the "2003 Original Closing").  Following stockholder

approval, on December 12, 2003 the Company also issued to

BCP (a) warrants to purchase 2,400,000 shares of the

Company's Common Stock, par value $0.01 per share (the

"Common Stock"), at an exercise price equal to $1.46 per

share (subject to certain adjustments as set forth therein,

the "$1.46 Warrants") and (b) warrants to purchase 800,000

shares of Common Stock at an exercise price equal to $1.53

per share (subject to certain adjustments as set forth

therein, the "$1.53 Warrants," and together with the $1.46

Warrants, the "2003 Warrants").  The 2003 Warrants to

purchase Common Stock are exercisable immediately.  The

total amount of funds required to purchase the 2003 Notes

was $4,000,000 and was paid in full at the 2003 Original

Closing.  The 2003 Warrants were issued as an inducement to

BCP to purchase the 2003 Original Notes, to accept the 2003

Notes upon surrender of the 2003 Original Notes and to

enter into the Amended and Restated SPA.

 All or any portion of the outstanding principal and

accrued but unpaid interest outstanding on the 2003 Notes

may be exchanged for the number of shares of Series B

Preferred Stock equal to the quotient obtained by dividing

the aggregate outstanding principal balance plus any

accrued but unpaid interest then outstanding on the 2003

Notse or the portion thereof to be exchanged, by $100.00.

Each share of Series B Preferred Stock is convertible into

shares of Common Stock at an initial conversion price of

$1.15, and at an initial conversion rate of approximately

86.96 shares of Common Stock for each share of Series B

Preferred Stock converted, subject to certain adjustments

as set forth in the Certificate of Designations,

Preferences and Rights of Series B Convertible Preferred

Stock of Proxim Corporation (the "Series B Preferred

Certificate of Designations").  The liquidation preference

of the Series B Preferred accretes at an annual rate of

14%, compounded quarterly, as more fully described in the

Series B Preferred Certificate of Designations.  As of

December 15, 2003, the 2003 Notes are exchangeable into

approximately 43,781 shares of Series B Preferred Stock

which converts into 3,807,028 shares of Common Stock.

Note (3): The maturity date of the 2003 Notes is the

earliest of (i) the date on which any event of default

under the 2003 Notes occurs, (ii) any date on which BCP

demands payment of the 2003 Notes pursuant to their terms

and (iii) September 30, 2004.  The Series B Preferred Stock

shall be redeemed by the Company on the seventh anniversary

of its original issuance for an amount equal to the

liquidation value then in effect plus all accrued and

unpaid dividends.